Exhibit 10.18

Biolase, Inc.

4 Cromwell

Irvine, California 92612

November 22, 2016

Harold C. Flynn, Jr.

BIOLASE, Inc.

4 Cromwell

Irvine, California 92618

Dear Harold,

The purpose of this letter is to acknowledge that, in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and BIOLASE, Inc. (the “Company”) have agreed that the restricted stock unit award granted to you on November 8, 2016, representing the right to acquire 1,000,000 shares of Company common stock pursuant to the terms of the BIOLASE, Inc. 2002 Stock Incentive Plan, as amended (the “Plan”), has been rescinded in its entirety.  As discussed, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) intends to review your compensation in January 2017 and may, at such time, grant you equity awards upon such terms and conditions as approved by the Compensation Committee and which are consistent with the terms of the Plan.

Please acknowledge the foregoing by signing below and returning this letter to me at your earliest convenience.  If you have any questions or otherwise wish to discuss, please do not hesitate to contact me.

Sincerely,

Jonathan T. Lord

Chairman of the Compensation Committee of the Board of Directors of BIOLASE, Inc.

/s/ Harold C. Flynn, Jr.	November 23, 2016

Harold C. Flynn, Jr.	Date